Exhibit 99.1

Ultralife Corporation Reports Preliminary Fiscal 2008 Revenue

NEWARK, N.Y.--(BUSINESS WIRE)--January 20, 2009--Ultralife Corporation (NASDAQ: ULBI) announced that, based on a preliminary review of results for the fourth quarter ended December 31, the company expects to report revenue for the fourth quarter of approximately $49 million, an increase of 33% compared with $36.8 million reported in the same three-month period in 2007, bringing revenue to approximately $117 million for the second half of 2008. These preliminary results compare to management’s previous guidance that called for revenue in the range of approximately $130 million in the second half of 2008.

The shortfall to guidance primarily reflects a delayed spare parts order for communications systems arising from late-in-the-quarter changes in a government contract associated with the order. Additionally, orders for automotive telematics batteries during the quarter were weaker than expected. Management expects the spare parts order to be additive to its previous full year 2009 revenue guidance of at least $250 million.

“From time to time we experience unanticipated changes in the timing of orders,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “During the fourth quarter we completed shipments against orders worth approximately $126 million for advanced communications systems that we received at the end of 2007 and were advised by our customer to expect an order for spare parts for those systems. Toward the end of the quarter delays arose in finalizing a contract vehicle for the purchase of these parts. It is our understanding that the need for spare parts in the field is urgent, however, and we now expect to receive this order in the first quarter of 2009.”

Management is currently completing its year-end closing process and financial audit and plans to report fourth quarter and full year 2008 results on February 12. A conference call to discuss the company’s fourth quarter performance and 2009 outlook will be held that day at 10:00 AM ET.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Company:
Ultralife Corporation
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com